Exhibit 99.1

Memry Corporation Names Richard F. Sowerby

as New Chief Financial Officer

Bethel, CT, August 15, 2006 — Memry Corporation (AMEX: MRY) announced today that Richard F. Sowerby has been named as the company’s new chief financial officer and treasurer. Sowerby will lead Memry’s finance function, including financial control, accounting, risk management, information technology and investor relations. Sowerby will fill the position that has been held by Robert Belcher concurrent with his position as CEO.

Memry CEO Robert Belcher said, “Rick has extensive finance and operating experience that will provide an ideal background for supporting our strategic business program and objectives. His demonstrated record of success in developing world-class internal-reporting processes and controls and in building strong finance and accounting teams are critical skill sets in support of Memry’s overall growth strategy. We’re delighted to have Rick join our team.”

Prior to joining Memry, Sowerby served as chief financial officer of Latex International, a position held since 2002. He was previously chief financial officer of Interstate Resources and corporate vice president of finance for Sealy Incorporated from 1995-2001. He served nine years in increasingly responsible financial positions with Sunbeam Corporation culminating in his promotion to vice president controller of the Sunbeam-Oster Housewares Division. He also served five years as corporate controller for Elliott Company. Sowerby earned his B.S. in accounting from Penn State University and an M.B.A. in finance from Duquesne University.

Sowerby said, “I’m pleased to join a progressive, growing company like Memry. I am impressed with the quality of the management team and I know we will work well together to execute our strategic plan.”

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.php.

For more information, contact Memry CEO Robert P. Belcher at (203) 739-1100, e-mail Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates Inc., at (305) 451-1888 or e-mail info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the websites http://www.hawkassociates.com and http://www.hawkmicrocaps.com.